Exhibit 10.36

STANDARD FORM

INDUSTRIAL BUILDING LEASE

(SINGLE-TENANT)

1. BASIC TERMS. This Section 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

1.1.	Effective Date of Lease: August 11, 2005

1.2.	Landlord: First Industrial, L.P., a Delaware limited partnership.

1.3.	Tenant: Dendreon Corporation, a Delaware corporation.

1.4.	Premises: The land (except as set forth in Section 4.1) and the building commonly known as 220 Hanover Avenue, Hanover, New Jersey containing approximately 158,242 rentable square feet, as legally described on Exhibit A attached hereto.

1.5.	Lease Term: Seven (7) years (“Term”), commencing November 1, 2005 (“Commencement Date”) and ending October 31, 2012, subject to Sections 2.3, 5.4 and 25 below (“Expiration Date”).

1.6.	Permitted Uses: (See Section 4.1) Office, warehouse, manufacturing, cell processing and laboratory purposes and other uses incidental and ancillary thereto only.

1.7.	Tenant’s Guarantor: None.

1.8.	Brokers: (See Section 23): (A) Tenant’s Broker: The Staubach Company and (B) Landlord’s Broker: Resource Realty of Northern New Jersey, Inc.

1.9.	Security Deposit: (See Section 4.3)

1.10.	Initial Estimated Additional Rent Payable by Tenant: $15,956.07 per month.

1.11.	Exhibits to Lease: The following exhibits are attached to and made a part of this Lease: A (legal description); B (Tenant Operations Inquiry Form); C (Landlord’s Work), D (Confirmation of Commencement Date), E (Broom Clean Condition and Repair Requirements), and F (Form of Letter of Credit).

2. LEASE OF PREMISES; RENT.

2.1. Lease of Premises for Lease Term. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

2.2. Types of Rental Payments. Tenant shall pay net base rent to Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease (the “Base Rent”) in the amounts and for the periods as set forth below:

Rental Payments

Lease Period	Annual Base Rent	Monthly Base Rent
Year 1	$909,891.50	$75,824.29
Year 2	$949,452.00	$79,121.00
Year 3	$989,012.50	$82,417.71
Year 4	$1,028,573.00	$85,714.42
Year 5	$1,068,133.50	$89,011.13
Year 6	$1,107,694.00	$92,307.83
Year 7	$1,147,254.50	$95,604.54

First Option Period	Annual Base Rent	Monthly Base Rent
Year 1	$1,167,825.96	$97,318.83
Year 2	$1,189,979.84	$99,164.99
Year 3	$1,210,551.30	$100,879.28
Year 4	$1,234,287.60	$102,857.30
Year 5	$1,256,441.48	$104,703.46
Year 6	$1,280,177.78	$106,681.48
Year 7	$1,303,914.08	$108,659.51
Year 8	$1,327,650.38	$110,637.53
Year 9	$1,352,969.10	$112,747.43
Year 10	$1,376,705.40	$114,725.45

Second Option Period	Annual Base Rent	Monthly Base Rent
Year 1	The greater of $1,404,239.51 or fair market value, as determined in accordance with Section 25.2 of the Lease, at the beginning of the Second Option Period.	One twelfth (1/12) of the annual Base Rent determined for year 1 of the second option period.

Years 2-10	Base Rent shall increase by two percent (2%) per annum, on a cumulative basis.

Third Option Period	Annual Base Rent	Monthly Base Rent
Year 1	The greater of the Base Rent payable during the tenth (10th) year of the Second Option Period or fair market value, as determined in accordance with Section 25.2 of the Lease, at the beginning of the Third Option Period.	One twelfth (1/12) of the annual Base Rent determined for Year 1 of the Third Option Period.

Years 2-5	Base Rent shall increase by two percent (2%) per annum, on a cumulative basis.

Tenant shall also pay all Operating Expenses (defined below) and any other amounts owed by Tenant hereunder (collectively, “Additional Rent”). In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within 7 days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the “Late Charge”; the Late Charge, Default Interest, as defined in Section 23 below, Base Rent and Additional Rent shall collectively be referred to as “Rent”). All Rent shall be paid by Tenant to Landlord, c/o First Industrial, L.P., P.O. Box 33168, Newark, New Jersey 07188-0168, or if sent by overnight courier, Bank One National Processing Corporation, 3rd Floor, 300 Harmon Meadow Boulevard, Secaucus, New Jersey 07094, Attention: First Industrial, L.P., Lockbox #33168, or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

2.3. Covenants Concerning Rental Payments; Initial and Final Rent Payments. Except as otherwise expressly provided herein, Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis (based on a 360 day, 12 month year) and paid to Landlord on the Commencement Date. The Term will be extended to terminate on the last day of the eighty fourth (84th) calendar month following the Commencement Date and the Expiration Date shall be adjusted accordingly.

2.4. Net Lease. Except as expressly provided herein, this is an absolutely net lease to Landlord. It is the intent of the parties hereto that the Base Rent payable under this Lease shall be an absolutely net return to Landlord and that Tenant shall pay all costs and expenses relating to the ownership and operation of the Premises and the business carried on therein, unless otherwise expressly provided to the contrary in this Lease. Any amount or obligation relating to the Premises that is not expressly declared (under this Lease) to be that of Landlord shall be deemed to be an obligation of Tenant to be performed by Tenant, at Tenant’s expense. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Base Rent and the Additional Rent shall continue to be payable in all events, and that the obligations of Tenant hereunder shall continue unaffected in all events, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. Notwithstanding anything to the contrary contained above in this Section 2.4, Tenant retains a separate and independent right to sue Landlord or seek equitable remedies against Landlord with respect to any claim Tenant may have against Landlord or in any way relating to this Lease or the Premises; provided, however, any judgment, order or injunction or equitable relief granted in favor of Tenant shall not abate, be set-off against, reduce or otherwise affect Tenant’s obligation to pay Base Rent or Additional Rent or terminate or suspend this Lease or reduce, defer or otherwise affect any Tenant’s obligations hereunder.

3. OPERATING EXPENSES.

3.1. Definitional Terms Relating to Additional Rent. For purposes of this Section and other relevant provisions of the Lease:

3.1.1. Operating Expenses. (a) The term “Operating Expenses” shall mean all reasonable actual out-of-pocket costs and expenses paid or incurred by Landlord, without duplication, with respect to, or in connection with all of the following: (i) all market-based premiums for commercial property, casualty, general liability, boiler, flood, earthquake, terrorism and all other types of insurance provided by Landlord and relating to the Premises, all reasonable administrative costs incurred in connection with the procurement and implementation of such insurance policies, and all deductibles paid by Landlord pursuant to insurance policies required to be maintained by Landlord under this Lease; (ii) management fees to Landlord or Landlord’s agent (the “Agent”) which shall be five cents per rentable square foot annually for the initial Lease Term, and one percent (1%) of Base Rent for the first, second and third option periods; and (iii) Taxes, as hereinafter defined in Section 3.1.2.

(b) Operating Expenses shall exclude the following: costs and expenses incurred by landlord pursuant to Section 13.3; costs and expenses arising out of Landlord’s negligence, inability or unwillingness to make payments and/or to file any income tax or informational returns when due; costs arising from the negligence or fault of Landlord or its agents, or any vendors, contractors, or providers of materials or services selected, hired or engaged by Landlord or its agents including, without limitation, the selection of building materials; costs arising from the presence of hazardous materials or substances (as defined by Applicable Laws) in or about the Premises on the Commencement Date including, without limitation, Hazardous Materials (defined below) in the ground water or soil; and costs arising from the Landlord’s Party’s negligence or intentional acts.

3.1.2. Taxes. The term “Taxes,” as referred to in Section 3.1.1(iii) above shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Premises, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Premises. Taxes shall not include any income, franchise, transfer, gains or similar tax, unless expressly imposed in substitution for Taxes. For purposes hereof, Tenant shall be responsible for any Taxes that are due and payable at any time or from time to time during the Term and for any Taxes that are assessed, become a lien, or accrue during any Operating Year, which obligation shall survive the termination or expiration of this Lease.

3.1.3. Operating Year. The term “Operating Year” shall mean the calendar year commencing January 1st of each year (including the calendar year within which the Commencement Date occurs) during the Term, subject to pro ration in the Operating Year during which the Lease commences or expires.

3.2. Payment of Operating Expenses. Tenant shall pay, as Additional Rent and in accordance with the requirements of Section 3.3, all of the Operating Expenses, as set forth in Section 3.3. Additional Rent commences to accrue upon the Commencement Date. The Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term. The Operating Expenses and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefor, and the obligations of this Section 3 shall survive the termination or expiration of the Lease.

3.3. Payment of Additional Rent. Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year. Upon Landlord’s or Agent’s notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the “Estimated Additional Rent”) equal to the estimate of the Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year). If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant’s actual ultimate liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within 30 days of Landlord’s written demand therefor. If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant’s actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent in the month next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord or Agent shall pay Tenant the then-applicable excess within thirty (30) days after determination thereof. No interest shall be payable to Tenant on account of such payments of Estimated Additional Rent and such payments may be commingled. In the event that any item of Operating Expenses has not been included in Tenant’s Estimated Additional Rent payments, Landlord shall have the right to bill Tenant for any such cost which is incurred, and Tenant shall pay to the Landlord the invoiced amount within thirty (30) days of Landlord’s written demand therefor. Landlord agrees that it shall deliver reasonable back-up documentation for any such statement of Operating Expenses to Tenant, upon Tenant’s written request.

4. USE OF PREMISES AND COMMON AREAS; SECURITY DEPOSIT.

4.1. Use of Premises. The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.6 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises, in any manner that may (a) violate any Certificate of Occupancy for the Premises; (b) cause, or be liable to cause, injury to, or in any way impair the value or proper utilization of, all or any portion of the Premises (including, but not limited to, the structural elements of the Premises) or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies or the rules and regulations of the Premises, including any covenant, condition or restriction affecting the Premises; (d) exceed the load bearing capacity of the floor of the Premises; or (e) impair or tend to impair the character, reputation or appearance of the Premises. Tenant may not utilize any portion of the Premises for outside storage of any equipment, raw materials, pallet storage or staging, finished products or any other personal property of Tenant. On or prior to the date hereof, Tenant has completed and delivered for the benefit of Landlord a “Tenant Operations Inquiry Form” in the form attached hereto as Exhibit B describing the nature of Tenant’s proposed business operations at the Premises, which form is intended to, and shall be, relied upon by Landlord. From time to time during the Term (but no more often than once in any twelve month period unless Tenant is in default hereunder or unless Tenant assigns this Lease or subleases all or any portion of the Premises, whether or not in accordance with Section 7), Tenant shall provide an updated and current Tenant Operations Inquiry Form upon Landlord’s request. Notwithstanding herein contained to the contrary, it is understood and agreed that Tenant shall not be entitled to utilize that portion of the land which shall remain undeveloped after construction of the Parking Lot Addition, it being understood and agreed that Landlord reserves the right to utilize all of such undeveloped land for such purposes as Landlord shall see fit.

4.2. Signage. Tenant shall not affix any sign of any size or character to any portion of the Premises, without prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall have the right to place a sign on the front door of the Premises, on the Building and may install monument signage, at Tenant’s sole cost and expense, subject to Landlord’s approval and to the applicable rules and regulations of all governmental boards and bureaus having jurisdiction over the Property. Any other signs placed on the Property by Tenant, after approval by Landlord, shall be installed by Landlord’s designated sign company in accordance with Landlord’s building standard signage. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and promptly repair any damage to the Premises caused by, or resulting from, such removal.

4.3. Security Deposit. (a) Within ten (10) business days following the execution and delivery of this Lease, Tenant shall deposit with Landlord an irrevocable, unconditional letter of credit in the amount of $3,123,449.84 (the “Letter of Credit”), together with all costs incurred by Landlord in connection with installation of the Parking Lot Addition, as hereinafter defined if Landlord is the party installing the Parking Lot Addition pursuant to Section 5.4 below (the “Security”), representing security for the performance by Tenant of the covenants and obligations hereunder. If Landlord is the party installing the Parking Lot Addition, pursuant to Section 5.4 below, upon establishment of the cost of installation of the Parking Lot Addition, the amount of the Letter of Credit shall be increased accordingly. The Letter of Credit shall be drawable upon sight draft, together with a certification of Landlord that Tenant is in default uncured under the terms and conditions of this Lease, beyond any applicable notice or grace period, and shall be in a mutually agreed upon form. The Letter of Credit shall be automatically renewable on an annual basis, it being understood that Landlord shall be given at least thirty (30) days prior written notice of any cancellation or termination of the Letter of Credit; if Landlord is given such notice, Landlord shall have the immediate right to cash the Letter of Credit and to hold the same as cash Security hereunder. The

Security shall be held by Landlord or Agent, without interest, in favor of Tenant; provided, however, that no trust relationship shall be deemed created thereby; the Security may be commingled with other assets of Landlord; and Landlord shall not be required to pay any interest on the Security.

(b) If Tenant defaults in the performance of any of its covenants hereunder, and such default is not cured within any applicable notice or grace period, Landlord or Agent may, without notice to Tenant, apply all or any part of the Security to the cure of such default or the payment of any sums then due from Tenant under this Lease (including, but not limited to, amounts due under Section 22.2 of this Lease as a consequence of termination of this Lease or Tenant’s right to possession), in addition to any other remedies available to Landlord. In the event the Security is so applied, Tenant shall, within ten (10) days of Landlord’s demand, deposit with Landlord or Agent a sum equal to the amount so used.

(c) If Tenant fully and faithfully complies with all the covenants and obligations hereunder, the Security (or any balance thereof) shall be returned to Tenant within 30 days after the last to occur of (i) the date the Term expires or terminates or (ii) delivery to Landlord of possession of the Premises. Landlord may deliver the Security to any lender with a mortgage lien encumbering the Premises or to any Successor Landlord (defined below), and thereupon Landlord and Agent shall be discharged from any further liability with respect to the Security; in the event of any such transfer, Tenant hereby agrees that it shall promptly modify or replace the Letter of Credit so as to name such Successor Landlord as the beneficiary thereof.

(d) It is expressly understood and agreed that the Letter of Credit shall be held by Landlord not only as a Security Deposit, but as liquidated damages, in the event of a default by Tenant (beyond any applicable notice or grace period), and the consequent termination of this Lease, to reimburse Landlord for the cost of (i) one (1) year’s Base Rent, in consideration of the time which will be necessary for Landlord to restore the Premises and to market the same, (ii) for the cost of restoration of the Premises, in the estimated amount of $1,740,662.00, which amount shall be subject to adjustment as hereinbelow set forth in subsection (e), (iii) for reimbursement to Landlord of the cost of real estate brokerage commissions paid in connection with this Lease in the amount of $358,500.55, and (iv) as reimbursement for the cost of installation of the Parking Lot Addition, if Landlord is the party which constructs the Parking Lot Addition. In the event of a default (beyond applicable notice or grace periods) by Tenant and the consequent termination of this Lease, Landlord shall have the right to cash the Letter of Credit and to retain the proceeds; only that portion of the Security which is equal to (i) one (1) year’s Base Rent ($1,024,287.29) and (ii) the cost of restoration of the Premises may be utilized to offset the damages incurred by Landlord to restore the Premises and market the same as a result of Tenant’s default under this Lease. The other amounts under the Letter of Credit shall be retained by Landlord as liquidated damages to the extent of the unamortized amounts under subparagraphs (iii) and, if applicable, (iv) above.

(e) Upon completion of the plans and specifications for the Tenant’s Work, as hereinafter defined, said plans and specifications, as well as the Restoration Plan which is annexed hereto as Exhibit “G”, shall be submitted to two (2)

reputable general contractors, one of which shall be Henderson Construction, in order to obtain bids to establish the cost of restoration of the Premises. The two (2) bids received shall be averaged, and such averaged amount shall be increased by twenty five (25%) percent to establish a revised estimate of the cost of restoration of the Premises. Upon the establishment of such revised estimate, Tenant shall have the right to provide a substitute Letter Of Credit (or an endorsement to the existing Letter of Credit) in an amount equal to the revised estimated restoration cost, one year’s Base Rent, the cost of real estate brokerage commissions paid, and the cost of installation of the Parking Lot Addition, if Landlord is the party which constructs the Parking Lot Addition.

(f) Upon expiration of the Initial Term of this Lease, if Tenant has exercised its first option to renew this Lease, the Letter of Credit may be reduced to an amount equal to one year’s Base Rent ($1,024,287.29) and the revised restoration cost estimate established in accordance with subsection (e) above.

5. CONDITION AND DELIVERY OF PREMISES.

5.1. Condition of Premises. Tenant agrees that Tenant is familiar with the condition of the Premises, and Tenant hereby accepts the Premises in vacant, broom clean condition free of rights of any other tenants or occupants and on an “AS-IS,” “WHERE-IS” basis, except as is otherwise expressly and specifically described on Exhibit C attached hereto and incorporated herein by this reference. If Landlord has agreed to perform any tenant improvements in or to the Premises in consideration of Tenant’s entry into this Lease (collectively, “Landlord’s Work”), all of Landlord’s Work is described on Exhibit C. Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of the foregoing. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except as expressly and specifically set forth in this Lease, including, but not limited to, Exhibit C.

5.2. Delay in Commencement. The Commencement Date is intended to be established on or about the date set forth in Section 1.5 hereof, it being understood that the actual Commencement Date may be before or after said date. The Commencement Date shall be deemed to be the date one (1) business day following Landlord’s written notice to Tenant that the Premises are ready for occupancy. Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Premises to Tenant on the Commencement Date. Except as otherwise expressly provided herein, the obligations of Tenant under the Lease shall not be affected thereby, except that the Commencement Date shall be delayed until Landlord delivers possession of the Premises to Tenant, and the Lease Term shall be extended by a period equal to the number of days of delay in delivery of possession of the Premises to Tenant, plus the number of days necessary to end the Lease Term on the last day of a month.

5.3. Confirmation of Commencement Date. Upon Landlord’s delivery of possession, and as a condition precedent to such delivery, of the Premises to Tenant, and Tenant shall deliver to Landlord a Confirmation of Commencement Date in substantially the form attached hereto as Exhibit D.

5.4. Parking Lot Addition.

(a) Promptly following the execution of this Lease, Landlord shall prepare an amended site plan for the Premises, which site plan shall provide for an additional parking area on the Premises (the “Parking Lot Addition”) so that the minimum total number of standard size parking spaces on the Property shall be 425. Said site plan shall be subject to the prior written approval of both Landlord and Tenant. Thereafter, Landlord shall promptly file and diligently prosecute an amended site plan application, at Tenant’s sole cost and expense. Landlord shall consult with Tenant concerning all submissions to governmental authority and shall give Tenant prior reasonable notice and an opportunity to attend meetings or hearings in connection with such application. It is expressly understood and agreed that the failure to obtain approval of the Parking Lot Addition shall not affect the validity of this Lease, which will remain in full force and effect.

(b) Upon approval of the Parking Lot Addition and notice from Tenant, Landlord or Tenant, at Tenant’s sole option, shall promptly construct the same, at Tenant’s sole cost and expense, as more particularly described herein. Within thirty (30) days of Tenant’s receipt of notification of approval of the Parking Lot Addition, Tenant shall designate whether the construction of the Parking Lot Addition will be performed by the Landlord or Tenant.

(c) If Tenant elects to have Landlord construct the Parking Lot Addition, the cost shall include a six (6%) percent construction management fee (not applied to soft costs) to be paid to Landlord. Landlord agrees that it shall obtain bids from at least three (3) reputable general contractors in connection with the construction of the Parking Lot Addition. Thereafter, Landlord shall construct the Parking Lot Addition and upon completion of the same, Tenant hereby agrees that it shall reimburse Landlord for the full cost of the construction of the same. Such reimbursement shall be made over the then remaining Term of this Lease, with interest at the rate of twelve (12%) percent per annum, in equal monthly payments (the “Improvement Rent”). The Improvement Rent shall be paid in equal monthly installments, on the first day of each and every month of the Term following completion of the Parking Lot Addition, and such Improvement Rent shall be deemed to be Additional Rent hereunder.

(d) If Tenant elects to construct the Parking Lot Addition, Tenant will supervise the construction, and no construction management fee shall be paid to Landlord.

(e) Landlord and Tenant shall cooperate so that Tenant can utilize the loading area serving the Building for automobile parking during the Term of this Lease, including all Option Periods.

6. SUBORDINATION; ESTOPPEL CERTIFICATES; ATTORNMENT.

6.1. Subordination and Attornment. This Lease is and shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting the Premises and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Premises; (y) any ground leases or underlying leases for the benefit of the Premises; and (z) all or any portion of Landlord’s interest or estate in any of said items. Tenant shall execute and deliver, within ten (10) days of Landlord’s request, and in the form reasonably requested by Landlord (or its lender), any documents evidencing the subordination of this Lease. Tenant hereby covenants and agrees that Tenant shall attorn to any successor to Landlord. Landlord hereby represents that there are currently no mortgages affecting the Premises. Landlord further agrees that it shall obtain, from all future mortgagees of the Premises, for the benefit of Tenant, a Subordination, Non-Disturbance and Attornment Agreement, which agreement shall be written on the applicable mortgagee’s customary form.

6.2. Estoppel Certificate. Tenant agrees, from time to time and within 10 days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to timely execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included therein are true and correct without exception. Landlord agrees, from time to time and within ten (10) days after request by Tenant, to deliver to Tenant or Tenant’s designee a similar estoppel certificate

6.3. Transfer by Landlord. In the event of a sale or conveyance by Landlord of the Premises, and assumption of this Lease by the purchaser the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord’s successor in interest (“Successor Landlord”) with respect thereto and agrees to attorn to such successor.

7. QUIET ENJOYMENT. Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord. This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord.

8. ASSIGNMENT AND SUBLETTING.

8.1. Tenant shall not (a) assign (whether directly or indirectly), in whole or in part, this Lease, or (b) allow this Lease to be assigned, in whole or in part, by operation of law or otherwise, or (c) mortgage or pledge the Lease, or (d) sublet the Premises, in whole or in part, without (in the case of any or all of (a) through (d) above) the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall deliver to Landlord a non-refundable administrative fee in the amount of FIVE HUNDRED AND 00/100 ($500.00) DOLLARS in connection with any request for Landlord’s consent to any assignment or subletting. Tenant may, however, assign this Lease or sublease a portion of the Premises to a wholly-owned subsidiary, parent company, corporate affiliate of Tenant or to a successor entity by way of merger, consolidation or the sale of all or substantially all of the assets or corporate stock of Tenant (a “Related Entity”) provided that Tenant advises Landlord, in writing, in advance, and otherwise complies with the succeeding provisions of this Section 7. In no event shall any assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder; and in the case of any assignment, Landlord shall retain all rights with respect to the Security. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord (except to a Related Entity) shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee’s assumption of all obligations of Tenant hereunder accruing from and after the effective date of such assignment. Regardless of whether or not an assignee or sublessee executes and delivers any documentation to Landlord pursuant to the preceding sentence, any assignee or sublessee shall be deemed to have automatically attorned to Landlord in the event of any termination of this Lease. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant. In the event of an assignment of this Lease and the payment of consideration from the assignee to the Tenant for its leasehold interest in connection therewith, 50% of such consideration shall be paid to Landlord, after first deducting therefrom all actual out-of-pocket expenses incurred by Tenant in effecting such assignment. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than the total Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord fifty percent (50%) of such excess as received from any subtenant, after first deducting therefrom all actual out-of-pocket expenses incurred by Tenant in effecting such sublease and such amount shall be deemed a component of the Additional Rent.

8.2. Landlord’s Right of Recapture. Notwithstanding anything hereinabove set forth, any request by Tenant for Landlord’s consent to an assignment of the lease or a sublease of greater than fifty (50%) percent of the Premises, in the aggregate (except to a Related Entity) shall clearly set forth the proposed terms of such proposed assignment or sublease and shall constitute Tenant’s offer to cancel this Lease. Landlord may accept such offer by notice to Tenant within thirty (30) days after Landlord’s receipt thereof, in which event, this Lease shall terminate as of the end of the month following the month in which such notice is sent (with the same effect as if such date were the date fixed herein for the natural expiration of the Term), Base Rent and Additional Rent shall be apportioned to such date, Tenant shall surrender the Premises on such date as herein provided, and subject to payment of required lease adjustments, the parties shall thereafter have no further liability one to the other. If Landlord fails to send such notice, Tenant, within twenty (20) days after the expiration of such thirty (30) day period, may assign this Lease or sublet the applicable portion of the Premises to the proposed assignee or subtenant and upon the terms specified in such request.

8.3. Options to Renew Personal. It is expressly understood and agreed that the Tenant’s Options to Renew, as hereinafter set forth in Section 25, shall be personal to Tenant (and to any Related Entity who has assumed this Lease) only, and may not be exercised by any permitted assignee or subtenant hereunder. It is understood and agreed that Tenant’s Options to Renew shall be null and void in the event that fifty (50%) percent or more of the Premises have been sublet by the Tenant (except to a Related Entity) prior to the date set for the exercise by Tenant of the applicable Option to Renew hereinafter set forth.

9. COMPLIANCE WITH LAWS.

9.1. Compliance with Laws. Except as otherwise expressly provided herein, Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, “Laws”), whether such Laws (a) pertaining to either or both of the Premises and Tenant’s use and occupancy thereof; (b) concern or address matters of an environmental nature arising during the term of this Lease relating to Tenant’s use and occupancy of the Premises; (c) require the making of any structural, unforeseen or extraordinary changes; and (d) involve a change of policy on the part of the body enacting the same, including, in all instances described in (a) through (d), but not limited to, the Americans With Disabilities Act of 1990 (42 U.S.C. Section 12101 et seq.). If any license or permit is required for the conduct of Tenant’s business in the Premises (including any required certificate of occupancy), Tenant, at its expense, shall procure such license prior to the Commencement Date, except to the extent such permit or license may be reasonably obtained only after performance by Tenant of its initial leasehold improvements, and shall maintain such license or permit in good standing throughout the Term. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof.

9.2. Hazardous Materials. (a) Except as otherwise expressly provided herein, if at any time or from time to time during the Term (or any extension thereof), any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in the Premises by, or as a result of any act or omission (where there is an affirmative duty to act), any or all of Tenant and any or all of Tenant’s Parties (defined below): (i) Tenant shall, at its own cost, at all times comply

(and cause all Tenant’s Parties to comply) with all Laws relating to Hazardous Materials in connection with Tenant’s use of the Premises, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Landlord and Tenant shall each promptly provide to the other party with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Premises, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) subject to the provisions of Section 16 below and provided that Landlord has a reasonable basis to believe that Tenant is in violation of this Section 9.2, Landlord, Agent and their respective agents and employees shall have the right to either or both (x) enter the Premises and (y) conduct appropriate tests for the purposes of ascertaining Tenant’s compliance with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of the Premises; and (iv) upon written request by Landlord or Agent, provided that Landlord has a reasonable basis for belief that a spill of Hazardous Materials has occurred on the Premises, Tenant shall provide Landlord with the results of reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of the Premises. In the event that Landlord performs any tests of air, water or soil on or at the Premises, Landlord shall deliver the results of such tests to Tenant. This Section 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials in violation of Laws caused, contributed to, or created by any or all of (A) Tenant and (B) any or all of Tenant’s officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives (“Tenant Parties”) during the Term. Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining such consent. All remediation shall be performed in strict compliance with Laws and to the reasonable satisfaction of Landlord. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord’s written consent (which consent may be given or withheld in Landlord’s sole, but reasonable, discretion) and affording Landlord the reasonable opportunity to participate in any such proceedings, unless such settlement contains an unconditional release of Landlord. As used herein, the term, “Hazardous Materials,” shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not airborne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Law. The undertakings, covenants and obligations imposed on Tenant under this Section 9.2 shall survive the termination or expiration of this Lease. Notwithstanding anything herein contained to the contrary, Landlord hereby agrees that it shall indemnify, defend and save harmless the Tenant from and against any and all claims or liabilities incurred in connection with (i) the existence of Hazardous Materials on the Premises as of the Commencement Date of this Lease and (ii) any Hazardous Materials which have in the past or may in the future migrate onto the Premises from any neighboring property including, but not limited to, the property located at 200 East Hanover Avenue, Hanover, New Jersey. Landlord understands that Hazardous Materials are used by Tenant in connection with the Permitted Use.

(b) ISRA. Without limiting anything hereinabove contained in this Section 9.2, Tenant expressly covenants and agrees to fully comply with the provisions of the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6, et seq.) hereinafter referred to as “ISRA”, and all regulations promulgated thereto (or under its predecessor statute, the New Jersey Environmental Cleanup Responsibility Act) prior to the expiration or earlier termination of this Lease or at any time that any action of Tenant triggers the applicability of ISRA. In particular, Tenant agrees that it shall comply with the provisions of ISRA in the event of any “closing, terminating or transferring” of Tenant’s operations, as defined by and in accordance with the regulations which have been promulgated pursuant to ISRA. In the event evidence of such compliance is not delivered to Landlord prior to surrender of the Premises by

Tenant to Landlord, it is understood and agreed that the Tenant shall be liable to pay to the Landlord an amount equal to two times the annual Base Rent then in effect, prorated on a monthly basis, together with all applicable Additional Rent from the date of such surrender until such time as evidence of compliance with ISRA has been delivered to Landlord, and together with any costs and expenses incurred by Landlord in enforcing Tenant’s obligations under this Section 9.2(b). Evidence of compliance, as used herein, shall mean a “letter of non-applicability” issued by the New Jersey Department of Environmental Protection, hereinafter referred to as “NJDEP”, or an approved “no further action letter” or a “remediation action workplan” which has been fully implemented and approved by NJDEP. Evidence of compliance shall be delivered to Landlord, together with copies of all submissions made to, and received from, the NJDEP, including all environmental reports, test results and other supporting documentation. In addition to the above, Tenant hereby agrees that it shall cooperate with Landlord in the event of the termination or expiration of any other lease affecting the Property, or a transfer of any portion of the Property, or any interest therein, which triggers the provisions of ISRA. In such case, Tenant agrees that it shall fully cooperate with Landlord in connection with any information or documentation which may be requested by the NJDEP. In the event that any remediation of the Property is required in connection with the conduct by Tenant of its business in the Premises, Tenant expressly covenants and agrees that it shall be responsible for that portion of said remediation which is attributable to the Tenant’s use and occupancy thereof. Tenant hereby represents and warrants that its NAICS No. is 325414, and that Tenant shall not generate, manufacture, refine, transport, treat, store, handle or dispose of Hazardous

Materials, as above defined, except in compliance with all applicable Laws. Tenant hereby agrees that it shall promptly inform Landlord of any change in its NAICS number or the nature of the business to be conducted in the Premises. On or before the Commencement Date, Landlord shall use reasonable efforts to provide Tenant with reasonable documentation that the present occupant vacated the Premises in compliance with ISRA. The within covenants shall survive the expiration or earlier termination of the Term.

10. INSURANCE.

10.1. Insurance to be Maintained by Landlord. Landlord shall maintain: (a) a commercial property insurance policy covering the Premises (at its full replacement cost), but excluding Tenant’s personal property; (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Premises and otherwise resulting from any acts and operations of Landlord, its agents and employees; (c) casualty rent loss insurance; and (d) any other insurance coverage deemed appropriate by Landlord or required by Landlord’s lender, provided that such coverage is reasonable and is provided by or to owners of similar properties located in the vicinity of the Premises. All insurance maintained by Landlord shall be in addition to and not in lieu of the insurance required to be maintained by the Tenant.

10.2. Insurance to be Maintained by Tenant. Tenant shall purchase, at its own expense, and keep in force at all times during this Lease the policies of insurance set forth below (collectively, “Tenant’s Policies”). All Tenant’s Policies shall (a) be issued by an insurance company with a Best rating of A or better and otherwise reasonably acceptable to Landlord and shall be licensed to do business in the state in which the Premises is located; (b) provide that said insurance shall not be canceled or materially modified unless thirty (30) days’ prior written notice shall have been given to Landlord; (c) provide for deductible amounts that are reasonably acceptable to Landlord (and its lender, if applicable) and (d) otherwise be in such form, and include such coverages, as Landlord may reasonably require. The Tenant’s Policies described in (i) and (ii) below shall (1) provide coverage on an occurrence basis; (2) name Landlord (and its lender, if applicable) as additional insured; (3) provide coverage, to the extent insurable, for the indemnity obligations of Tenant under this Lease; (4) contain a separation of insured parties provision; (5) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (6) provide coverage with no exclusion for a pollution incident arising from a hostile fire. All Tenant’s Policies (or, at Tenant’s option, Certificates of Insurance and applicable endorsements, including, without limitation, an “Additional Insured-Managers or Landlords of Premises” endorsement) shall be delivered to Landlord prior to the Commencement Date and renewals thereof shall be delivered to Landlord’s Corporate and Regional Notice Addresses at least ten (10) days prior to the applicable expiration date of each Tenant’s Policy. In the event that Tenant fails, at any time or from time to time, to comply with the requirements of the preceding sentence, Landlord may (i) order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord within thirty (30) days following Landlord’s demand, as Additional Rent or (ii) impose on Tenant, as Additional Rent, a monthly delinquency fee, for each month during which Tenant fails to comply with the foregoing obligation, in an amount equal to five percent

(5%) of the Base Rent then in effect. Tenant shall give prompt notice to Landlord and Agent of any bodily injury, death, personal injury, or property damage occurring in and about the Premises.

10.2.1. Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy(ies) of (i) commercial general or excess liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence, and $5,000,000.00 annual general aggregate, per location; (ii) comprehensive automobile liability insurance covering Tenant against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000.00, combined single limit; (iii) commercial property insurance covering Tenant’s personal property (at its full replacement cost); and (iv) workers’ compensation insurance per the applicable state statutes covering all employees of Tenant, and if Tenant handles, stores or utilizes Hazardous Materials in its business operations, (v) pollution legal liability insurance.

10.3. Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, members, agents and employees, and Tenant further waives such rights against (a) each lessor under any ground or underlying lease encumbering the Premises and (b) each lender under any mortgage or deed of trust or other lien encumbering the Premises (or any portion thereof or interest therein), and Landlord waives such rights against any subtenant of Tenant, to the extent any loss is insured against or required to be insured against under this Lease, including, but not limited to, losses, deductibles or self-insured retentions covered by Landlord’s or Tenant’s commercial property, general liability, automobile liability or workers’ compensation policies described above, This provision is intended to waive, fully and for the benefit of each party to this Lease, any and all rights and claims that might give rise to a right of subrogation by any insurance carrier. Each party shall cause its respective insurance policy(ies) to be endorsed to evidence compliance with such waiver.

11. ALTERATIONS. Tenant may, from time to time, at its expense, make alterations, installations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that Tenant first obtains the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord will respond to Tenant’s request for consent within twenty (20) business days of Landlord’s receipt of such request. All of the following shall apply with respect to all Alterations: (a) the Alterations are non-structural and the structural integrity of the Premises shall not be adversely affected; (b) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning (“HVAC”), sanitary and other service systems of the Premises shall not be adversely affected; (c) Tenant shall have appropriate insurance coverage, reasonably satisfactory to Landlord, regarding the performance and installation of the Alterations; and (d) Tenant shall have provided Landlord with reasonably detailed plans for such Alterations in advance of requesting Landlord’s consent. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) submit to Landlord, for its written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed; and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance (providing the same coverages as required in Section 10.2 above) and workers’ compensation insurance. Such insurance policies shall satisfy the obligations imposed under Section 10.2. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, Laws and requirements of public authorities. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Premises established by Landlord. Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers. If Landlord consents to any such Alteration then at the time Landlord so consents, Landlord shall also advise Tenant whether or not Landlord shall require that Tenant remove such Alterations at the expiration or termination of this Lease. If Landlord requires Tenant to remove the Alterations, then, during the remainder of the Term, Tenant shall be responsible for the maintenance of appropriate commercial property insurance (pursuant to Section 10.2) therefor; however, if Landlord shall not require that Tenant remove the Alterations which are permanent leasehold improvements, as opposed to Tenant’s Property, such Alterations which are permanent leasehold improvements shall constitute Landlord’s Property and Landlord shall be responsible for the insurance thereof, pursuant to Section 10.1. Landlord shall not charge any administrative, processing or management fee in connection with Tenant’s performance of Alterations; however, Tenant shall reimburse Landlord for any actual, third party costs incurred by Landlord in connection therewith.

12. LANDLORD’S AND TENANT’S PROPERTY. (a) All fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises prior to the commencement of, or during the Term which relate to the operation of the Building (but expressly excluding Tenant’s Property), whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requires their removal (including, but not limited to, Alterations pursuant to Section 11). Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall also constitute Landlord’s Property and shall not be removed by Tenant, unless they are being replaced or substituted by Tenant with property of equal or better quality. In no event shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole discretion): any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations, except to the extent they are replaced or substituted pursuant to Alterations performed in accordance with the terms of this Lease. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s personal property, trade fixtures, machinery and equipment (including without limitation, clean rooms), whether or not bolted to the floor of the Premises (“Tenant’s Property”), and any Alterations that Landlord requires be removed pursuant to Section 11, and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises resulting from such installation and/or removal. Any other items of Tenant’s personal property that shall remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense, together with an additional twenty one (21%) percent of such costs for Landlord’s overhead and profit. Notwithstanding the foregoing, if Tenant is in default under the terms of this Lease, Tenant may remove Tenant’s personal property from the Premises only upon the express written direction of Landlord.

(b) Landlord hereby agrees that it shall subordinate any lien it may have against Tenant’s Property to the holder of any security interest in such Tenant’s Property and will execute and deliver from time to time a Landlord Agreement as may reasonably be required by Tenant’s lenders in connection with Tenant’s Property, which Landlord Agreement shall be in a form reasonably acceptable to Landlord.

13. REPAIRS AND MAINTENANCE.

13.1. Tenant Responsibilities. Tenant acknowledges that, with full awareness of its obligations under this Lease, Tenant has accepted the condition, state of repair and appearance of the Premises, subject to the performance of Landlord’s Work. Except for events of damage, destruction or casualty to the Premises (as addressed in Section 18 below) and for Landlord Responsibilities, as hereinafter defined, Tenant agrees that, at its sole expense, it shall put, keep and maintain the Premises, including any Alterations and any altered, rebuilt, additional or substituted buildings, structures and other improvements thereto or thereon, in the same condition that exists on the Commencement Date (reasonable wear and tear excepted), and in a safe condition, repair and appearance (collectively, the “Required Condition”) and shall make all repairs and replacements necessary therefor. Without limiting the foregoing, Tenant shall promptly make all structural and nonstructural, foreseen and unforeseen, ordinary and extraordinary changes, replacements and repairs of every kind and nature, and correct any patent or latent defects in the Premises, which may be required to put, keep and maintain the Premises in the Required Condition. Tenant will keep the Premises orderly and free and clear of rubbish. Tenant covenants to perform or observe all terms, covenants and conditions of any easement, restriction, covenant, declaration or maintenance agreement (collectively, “Easements”) to which the Premises are currently subject or become subject pursuant to this Lease, whether or not such performance is required of Landlord under such Easements, including, without limitation, payment of all amounts due from Landlord or Tenant (whether as assessments, service fees or other charges) under such Easements. Each party shall deliver to the other party promptly, but in no event later than five (5) business days after receipt thereof, copies of all written notices received from any party thereto regarding the non-compliance of the Premises or Landlord’s or Tenant’s performance of obligations under any Easements. Except with respect to any Landlord’s Work specified on Exhibit C and Landlord Responsibilities, Landlord shall not be required to maintain, repair or rebuild, or to make any alterations, replacements or renewals of any nature to the Premises, or any part thereof, whether ordinary or extraordinary, structural or nonstructural, foreseen or not foreseen, or to maintain the Premises or any part thereof in any way or to correct any patent or latent defect therein. Tenant hereby expressly waives any right to make repairs at the expense of Landlord which may be provided for in any Law in effect at the Commencement Date or that may thereafter be enacted. If Tenant shall vacate or abandon the Premises, it shall give Landlord prompt written notice thereof.

13.2. HVAC Maintenance Contract. Tenant shall also maintain, in full force and effect, a preventative maintenance and service contract with a reputable service provider for maintenance of the HVAC systems of the Premises (the “HVAC Maintenance Contract”). The terms and provisions of any such HVAC Maintenance Contract shall require that the service provider maintain the Premises’ HVAC system in accordance with the manufacturer’s recommendations and otherwise in accordance with normal, customary and reasonable practices in the geographic area in which the Premises is located and for HVAC systems comparable to the Premises’ HVAC system; said HVAC Maintenance Contract shall provide for a minimum of four (4) inspections per year. Within thirty (30) days following the Commencement Date, Tenant shall procure and deliver to Landlord the HVAC Maintenance Contract. Thereafter, Tenant

shall provide to Landlord a copy of renewals or replacements of such HVAC Maintenance Contract no later than thirty (30) days prior to the then-applicable expiry date of the existing HVAC Maintenance Contract. If Tenant fails to timely deliver to Landlord the HVAC Maintenance Contract (or any applicable renewal or replacement thereof), then Landlord shall have the right to contract directly for the periodic maintenance of the HVAC systems in the Premises and to charge the cost thereof back to Tenant as Additional Rent.

13.3. Roof. Notwithstanding anything hereinabove contained to the contrary, Landlord hereby agrees that it will contribute the sum of $474,726.00 towards to the cost of the first required full replacement of the roof of the Building; Tenant shall be responsible for the payment of all costs in excess of said allowance in connection with such roof replacement. Landlord or Tenant, at Tenant’s option, shall perform the first required replacement of the roof of the Building, installing a twenty (20) year roof and such other characteristics as Tenant shall specify promptly after Tenant notifies Landlord that Tenant Improvements are completed and Tenant requires the roof to be replaced. If Landlord replaces the roof, Tenant shall pay any such excess cost of replacement to Landlord, upon receipt of Landlord’s invoice therefor. If Tenant replaces the roof, Landlord shall pay Tenant $474,726.00 upon receipt of Tenant’s invoice therefor, together with a copy of the roof warranty which shall be obtained by Tenant in connection with such roof replacement. Thereafter, Tenant shall be responsible for any further required replacement of the roof. Landlord will assign to Tenant for the term of this Lease, including any option periods, any warranties with respect to the new roof.

Tenant shall have use of the roof of the Building and may make penetrations therein, subject to the provisions of Section 11 above.

13.4. Landlord Responsibilities. Landlord shall be responsible, at its sole cost and expense, for all required repairs and replacements of the exterior bearing walls and foundation of the Building, provided that any damage to the foregoing is not caused by the negligence or willful misconduct of Tenant or any of Tenant’s Parties.

14. UTILITIES. Tenant shall purchase all utility services and shall provide for scavenger, cleaning and extermination services. Tenant shall pay the utility charges for the Premises directly to the utility or municipality providing such service, all charges shall be paid by Tenant before they become delinquent. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services. Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (x) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (y) the HVAC systems of the Premises.

15. INVOLUNTARY CESSATION OF SERVICES. It is understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of services to the Premises that occurs as a result of causes beyond Landlord’s or Agent’s reasonable control. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent.

16. LANDLORD’S RIGHTS. Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times, during normal business hours, upon reasonable prior oral notice (except in the event of emergency) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Premises or providers of capital to Landlord and its affiliates; and in connection with the foregoing, to install a sign at or on the Premises to advertise the Premises for lease or sale; during the period of six months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants. Landlord hereby agrees that it shall coordinate any such inspection or showing of the Premises with Tenant, so that a representative of Tenant may be present. Landlord agrees that access to Tenant’s “clean rooms” or other secure areas may be limited (except in the event of emergency) and Landlord agrees that it shall not unreasonably interfere with the operation of Tenant’s business at the Premises. Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to have pass keys, access cards, or both, to the Premises; and (ii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than thirty (30) consecutive days or without notice to Landlord of Tenant’s intention to reoccupy the Premises.

17. NON-LIABILITY AND INDEMNIFICATION.

17.1. Non-Liability. Except as otherwise expressly set forth herein, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss. Further, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant (a) for any damage caused by other persons (other than Landlord or any Landlord’s Parties) in, upon or about the Premises, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) for any defect in the Premises; (d) for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Premises, or from the pipes, appliances or plumbing work of the same.

17.2. Tenant Indemnification. Except for the Landlord’s gross negligence, sole negligence or willful misconduct of Landlord or any of the Landlord Indemnified Parties, Tenant hereby indemnifies, defends, and holds Landlord, Agent and their respective affiliates, owners, partners, members, directors, officers, agents and employees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any or all of: (a) the conduct or management of the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Tenant and Tenant’s Parties in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant is given access to the Premises; (b) any act, omission or negligence of any or all of Tenant and Tenant’s Parties; (c) any accident, injury or damage whatsoever occurring in, at or upon the Premises and caused by any or all of Tenant and Tenant’s Parties; (d) any breach by Tenant of any or all of its warranties, representations and covenants under this Lease; (e) any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (f) the creation or existence of any Hazardous Materials in, at, on or under the Premises, if and to the extent brought to the Premises or caused by Tenant or any party within Tenant’s control; and (g) any violation or alleged violation by any or all of Tenant and Tenant’s Parties of any Law (collectively, “Tenant’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to Landlord. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but not consequential), penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. In no event shall Tenant be subject to consequential or indirect damages hereunder. The provisions of this Section 17.2 shall survive the expiration or termination of this Lease.

17.3. Landlord Indemnification. Landlord hereby indemnifies, defends and holds Tenant and Tenant’s affiliates, owners, partners, members, directors, officers, agents and employees (collectively, “Tenant Indemnified Parties”) harmless from and against any and all Losses actually suffered or incurred by Tenant as the sole and direct result of any negligent, willful or intentional acts or omissions of any or all of Landlord, Agent and any parties within the direct and sole control of either or both of Landlord and Agent, in connection with (a) any act, omission or negligence of any or all of Landlord and Landlord’s Parties; (b) any accident, injury or damage whatsoever occurring in, at or upon the Premises and caused by any or all of Landlord and Landlord’s Parties;. (c) any breach by Landlord of any or all of its warranties, representations and covenants under the Lease; (d) the creation or existence of any Hazardous Materials in, at, on or under the Premises, if and to the extent brought to the Premises or caused by Landlord or any party within Landlord’s control; and (e) any violation or alleged violation by any or all of Landlord and Landlord’s Parties of any Law. In no event shall Landlord be subject to consequential or indirect damages hereunder. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant, whether under this Section 17.3 or any other provision of this Lease, shall be limited to the interest of Landlord in the Premises, and Tenant agrees to look solely to Landlord’s interest in the Premises for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. The provisions of this Section 17.3 shall survive the expiration or termination of this Lease.

17.4. Force Majeure. Except as expressly provided below, neither Landlord nor Tenant shall have any liability whatsoever to the other, to the extent the obligations of Tenant or Landlord, as the case may be, shall be affected, impaired or excused, and with respect to any act, event or circumstance arising out of (a) Landlord’s or Tenant’s, as the case may be, failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord’s or Tenant’s reasonable control, as the case may be; or (b) any failure or defect in the supply, quantity or character of utilities furnished to the Premises, or by reason of any requirement, act or omission of any public utility or others serving the Premises, beyond Landlord’s or Tenant’s, as the case may be, reasonable control. The foregoing shall not excuse Landlord or Tenant, as the case may be, from performing any monetary obligation hereunder.

18. DAMAGE OR DESTRUCTION.

18.1. Notification and Repair; Rent Abatement. Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises, and (b) any damage to, or defect in, any part or appurtenance of the Premises’ sanitary, electrical, HVAC, elevator or other systems. In the event that, as a result of Tenant’s failure to promptly notify Landlord pursuant to the preceding sentence, Landlord’s insurance coverage is compromised or adversely affected, then Tenant is and shall be responsible for the payment to Landlord of any insurance proceeds that Landlord’s insurer fails or refuses to pay to Landlord as a result of the delayed notification. Subject to the provisions of Section 18.2 below, if the Premises are damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Premises (except Tenant’s personal property) with reasonable dispatch after the adjustment of the insurance proceeds attributable to such damage. Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days. If the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

18.2. Total Destruction. If the Premises shall be totally destroyed by fire or other casualty, or if the Premises shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord): (i) its repair or restoration requires more than 180 days or (ii) such repair or restoration requires the expenditure of more than 50% of the full insurable value of the Premises immediately prior to the casualty, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within ten (10) days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises by Landlord. Additionally, if the damage (x) is less than the amount stated in (ii) above, but more than 10% of the full insurable value of the Premises; and (y) occurs during the last two years of Lease Term (unless Tenant then exercises its next applicable Option to Renew), then Landlord, but not Tenant, shall have the option to terminate this Lease pursuant to the notice and within the time period established pursuant to the immediately preceding sentence. In the event of a termination pursuant to either of the preceding two (2) sentences, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding sentence. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. Notwithstanding the foregoing, if (A) any holder of a mortgage or deed of trust encumbering the Premises or landlord pursuant to a ground lease encumbering the Premises (collectively, “Superior Parties”) or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises, or (B) the issuer of any commercial property insurance policies on the Premises fails to make available to Landlord sufficient proceeds for restoration of the Premises, then Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within thirty (30) days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord’s election to terminate this Lease. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of repairs and restoration. For purposes of this Section 18.2 only, “full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

19. EMINENT DOMAIN. If the whole, or any substantial (as reasonably determined by Landlord) portion, of the Premises (including the Parking Lot Addition) is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Premises is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Premises affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically and independently awarded to Tenant for loss of business or goodwill, or for its personal property, shall be the property of Tenant.

20. SURRENDER AND HOLDOVER. On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises: (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” (as defined by Exhibit E, attached hereto and incorporated herein by reference), and in a condition that would reasonably be expected with normal and customary use in accordance with prudent operating practices and in accordance with the covenants and requirements imposed under this Lease, subject only to ordinary wear and tear (as is attributable to deterioration by reason of time and use, in spite of Tenant’s reasonable care) and such damage or destruction as Landlord is required to repair or restore under this Lease; (b) Tenant shall remove all of Tenant’s personal property therefrom, except as otherwise expressly provided in this Lease; and (c) Tenant shall surrender to Landlord any and all keys, access cards, computer codes or any other items used to access the Premises. Landlord shall be permitted to inspect the Premises in order to verify compliance with this Section 20 at any time prior to (x) the Expiration Date, (y) the effective date of any earlier termination of this Lease, or (z) the surrender date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this Section 20 shall survive the termination or expiration of this Lease. If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession: (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay 150% of the aggregate of all Rent last prevailing hereunder; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon thirty (30) days’ prior written notice given by the terminating party to the non-terminating party. In no event shall Tenant be subject to consequential or indirect damages. The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

21. EVENTS OF DEFAULT.

21.1. Bankruptcy of Tenant. It shall be a default by Tenant under this Lease (“Default” or “Event of Default”) if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law, or an involuntary petition is filed against Tenant under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law that is not dismissed within ninety (90) days after filing, or whenever a receiver of Tenant, or of, or for, substantially all of the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

21.2. Default Provisions. In addition to any Default arising under Section 21.1 above, each of the following shall constitute a Default: (a) if Tenant fails to pay Rent or any other payment within five (5) business days of the date Tenant receives written notice of nonpayment from Landlord; (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of thirty (30) days after Landlord’s delivery to Tenant of written notice of such default under this Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such thirty (30) day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial thirty (30) day cure period, then Landlord shall not exercise its remedies under Section 22, provided Tenant promptly initiates and diligently prosecutes the curing of such default.

22. RIGHTS AND REMEDIES.

22.1. Landlord’s Cure Rights Upon Default of Tenant. If a Default occurs, then Landlord may (but shall not be obligated to) cure or remedy the Default for the account of, and at the expense of, Tenant, but without waiving such Default.

22.2. Landlord’s Remedies. In the event of any Default by Tenant under this Lease, Landlord, at its option, may, in addition to any and all other rights and remedies provided in this Lease or otherwise at law or in equity do or perform any or all of the following:

22.2.1. In case of any such default under Section 21.2, at any time following the expiration of the respective grace periods above mentioned, Landlord may serve a notice upon Tenant electing to terminate this Lease upon a specified date, which date may be the date of serving such notice, and this Lease shall then expire on the date so specified as if that date had been originally fixed as the expiration date of the Term herein granted; however, a default under Section 21.2, hereof shall be deemed waived if such default is cured before the date specified for termination in the notice of termination served on Tenant. All Base Rent and Additional Rent payable by Tenant following Tenant’s receipt of a notice of monetary default shall be made by way of certified or bank cashier’s check, or by wire transfer of funds. In case this Lease shall be terminated as hereinbefore provided, or by summary proceedings or otherwise, Landlord or its agents may, immediately or any time thereafter, re-enter and resume possession of the Premises or such part thereof, and remove all persons and property therefrom, either by summary proceedings or by a suitable action or proceeding at law, without being liable for any damages therefor. No re-entry by Landlord shall be deemed an acceptance of a surrender of this Lease. In case this Lease shall be terminated as hereinabove provided, or by summary proceedings or otherwise, Landlord may, in its own name and in its own behalf, relet the whole or any portion of the Premises, for any period equal to or greater or less than the remainder of the then current Term, for any sum which it may deem reasonable, to any tenant which it may deem suitable and satisfactory, and for any use and purpose which it may deem appropriate, and in connection with any such lease Landlord may make such changes in the character of the improvements on the Premises as Landlord may determine to be appropriate or helpful in effecting such lease and may grant concessions or free rent. Landlord shall not in any event be required to pay Tenant any surplus of any sums received by Landlord on a reletting of the Premises in excess of the rent reserved in this Lease. Landlord shall be entitled to recover from Tenant the sum equal to all expenses, including reasonable counsel fees, incurred by Landlord in recovering possession of the Premises, the costs of reletting the Premises, and the costs and charges for the care of Premises while vacant, which damages shall be due and payable by Tenant to Landlord at such time or times as such expenses shall have been incurred by Landlord; or

22.2.2. Continue the Lease and Tenant’s right to possession and recover the Rent as it becomes due. Acts of maintenance, efforts to relet, and/or the appointment of a receiver to protect the Landlord’s interests shall not constitute a termination of the Tenant’s right to possession; or

22.2.3. Pursue any other remedy now or hereafter available under the laws of the State of New Jersey.

22.2.4. Without limitation of any of Landlord’s rights in the event of a Default by Tenant, Landlord may also exercise its rights and remedies with respect to any Security under Section 4.3 above.

Any and all personal property of Tenant that may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges for such property of Tenant so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not removed from the Premises as of the Expiration Date or any other earlier date on which this Lease is terminated shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant. Neither expiration or termination of this Lease nor the termination of Tenant’s right to possession shall relieve Tenant from its liability under the indemnity provisions of this Lease.

22.3. Additional Rights of Landlord. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord within ten (10) days of the date when due hereunder, shall bear interest at the rate of 5% per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the JPMorgan Chase Bank, or its successor (“Default Interest”), from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s or Agent’s submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

22.4. Event of Bankruptcy. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) “adequate assurance of future performance” by Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

23. BROKER. Tenant covenants, warrants and represents that the broker set forth in Section 1.8(A) was the only broker to represent Tenant in the negotiation of this Lease (“Tenant’s Broker”). Landlord covenants, warrants and represents that the broker set forth in Section 1.8(B) was the only broker to represent Landlord in the negotiation of this Lease (“Landlord’s Broker”). Landlord shall be solely responsible for paying the commission of both Tenant’s Broker and Landlord’s Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination or expiration of this Lease.

24. MISCELLANEOUS.

24.1. Merger. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

24.2. Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below each party’s respective signature block (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service.

24.3. Non-Waiver. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

24.4. Legal Costs. In the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party. Tenant shall pay Landlord’s attorneys’ reasonable fees incurred in connection with Tenant’s request for Landlord’s consent under provisions of this Lease governing assignment and subletting.

24.5. Parties Bound. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Premises, provided that Landlord’s transferee shall assume in writing the obligations of Landlord hereunder. In the event of such conveyance and transfer, Landlord’s obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

24.6. Recordation of Lease. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

24.7. Survival of Obligations. Upon the expiration or other termination of this Lease, neither party shall have any further obligation nor liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be performed after such expiration or other termination

24.8. Governing Law; Construction. This Lease shall be governed by and construed in accordance with the laws of the State of New Jersey. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

24.9. Time. Time is of the essence for this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the State of New Jersey, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

24.10. Authority of Tenant. Tenant hereby represents, warrants, and covenants with and to Landlord as follows: the individual(s) acting as signatory on behalf of Tenant is(are) duly authorized to execute this Lease; Tenant has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Lease; this Lease is and shall be fully and completely binding upon Tenant; and Tenant shall timely and completely perform all of its obligations hereunder. Landlord hereby represents, warrants, and covenants with and to Tenant as follows: the individual(s) acting as signatory on behalf of Landlord is (are) duly authorized to execute this Lease; Landlord has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Lease; this Lease is and shall be fully and completely binding upon

Landlord and Landlord shall timely and completely perform all of its obligations hereunder.

24.11. WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

24.12. Financial Information. From time to time during the Term, Tenant shall deliver to Landlord information and documentation describing and concerning Tenant’s financial condition, and in form and substance reasonably acceptable to Landlord, within ten (10) days following Landlord’s written request therefor. Upon Landlord’s request, Tenant shall provide to Landlord the most currently available audited financial statement of Tenant; and if no such audited financial statement is available, then Tenant shall instead deliver to Landlord its most currently available balance sheet and income statement. Furthermore, upon the delivery of any such financial information from time to time during the Term, Tenant shall be deemed to automatically represent and warrant to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant since the date of the then-applicable financial information. Notwithstanding the above, this Section 24.12 shall not apply in the event that the Tenant’s corporate stock is publicly traded.

24.13. Confidential Information. Tenant agrees to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of Tenant and Tenants’ Parties either prior to or during the Term in connection with the negotiation and execution hereof except as may otherwise be required by Law. The provisions of this Section 24.13 shall survive the termination of this Lease.

24.14. Submission of Lease. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

24.15. Lien Prohibition. Tenant shall not permit any mechanics or materialmen’s liens to attach to the Premises. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within thirty (30) days after the filing thereof; or, within such thirty (30) day period, Tenant shall provide Landlord, at Tenant’s sole expense, with endorsements (satisfactory, both in form and substance, to Landlord and the holder of any mortgage or deed of trust) to the existing title insurance policies of Landlord and the holder of any mortgage or deed of trust, insuring against the existence of, and any attempted enforcement of, such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with Default Interest thereon, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises.

24.16. Counterparts. This Lease may be executed in multiple counterparts, but all such counterparts shall together constitute a single, complete and fully-executed document.

24.17. Tenancy Approval. The within Lease is subject to and conditioned upon the approval of Tenant’s use and occupancy of the Premises by the Township of Hanover. Landlord and Tenant shall cooperate so as to obtain the such approval as soon as is reasonably practicable.

24.18. Landlord’s Reasonable Consent or Approval. Wherever in this Lease Landlord’s consent or approval is not to be unreasonably withheld, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

24.19. Confidentiality. Landlord and Landlord Parties shall keep all information relating to the operation of Tenant’s business at the Premises confidential and will not disclose any information with respect thereto third parties.

25. OPTION TO RENEW

25.1. Provided the Tenant (a) is not then in default pursuant to the terms and conditions of this Lease, and (b) has not been in default (beyond applicable notice and grace periods if any) more than two (2) times during the initial Term or prior renewal term hereunder, the Tenant is hereby given the right and privilege to renew this Lease for two (2) ten (10) year periods and one (1) five (5) year period, to commence at the end of the initial Term, which renewals shall be upon the same terms and conditions as in this Lease contained, except that Tenant shall pay Base Rent during the option periods in the amounts set forth in Section 2.2 hereof.

25.2. Notwithstanding the above, the Base Rent payable during the first year of the second (2nd) ten (10) year renewal period shall be the greater of $1,404,239.51 per annum, or the fair market value of the Premises which shall be determined as follows: After Tenant has given written notice to the Landlord, as hereinafter provided, of its exercise of the second (2nd) ten (10) year option, the Landlord shall deliver to Tenant a written notice stating the Base Rent to be paid for the Premises during the first (1st) ten (10) year option period. In the event that the Tenant objects to the Base Rent quoted by Landlord, the issue of fair market value shall be open to negotiation between Landlord and Tenant. In the event the parties cannot agree within thirty (30) days after Landlord’s notice of the then fair market rental value, the parties shall agree on the appointment of a real estate appraiser (the “Appraiser”) having the M.A.I. designation, the cost of which shall be shared equally by Landlord and Tenant, which Appraiser shall be knowledgeable in the Morris County, New Jersey market rental area, who shall make a fair market rental determination. The fair market rental determination will not take into account the improvements made by Tenant in the Premises and will take into account the extent to which the Base Rental is subject to an annual adjustment during the applicable Option Period. In the event that the parties cannot agree within thirty (30) days subsequent to the appointment of the Appraiser, then the matter shall be submitted to binding arbitration pursuant to the rules for commercial arbitration of the American Arbitration Association, at the equal administrative cost of Landlord and Tenant. If Tenant exercises its five (5) year Option to Renew, the fair market value which is applicable to the first (1st) year of said five (5) year renewal term shall be determined as set forth above. It is expressly understood and agreed that in any event (a) the renewal Base Rent payable during the first (1st) year of the second (2nd) ten (10) year renewal term shall not be less than the annual Base Rent of ONE MILLION FOUR HUNDRED FOUR THOUSAND TWO HUNDRED THIRTY NINE AND 51/100 ($1,404,239.51) DOLLARS and (b) the Renewal Base Rent payable during the first (1st) year of the five (5) year renewal term shall not be less than the Annual Base Rent payable during the last year of the second (2nd) ten (10) year renewal term, in the event fair market rent shall be determined to be less than said sum as such determination shall be made in the manner hereinabove provided.

25.3. The right, option and privilege of the Tenant to renew this Lease as hereinabove set forth is expressly conditioned upon the tenant delivering to the Landlord in writing by certified mail, return receipt request, twelve (12) months prior notice of its intention to renew, which notice shall be given to the Landlord by the Tenant no later than twelve (12) months prior to the date fixed for the termination of the initial Lease Term or the first or second ten (10) year Option Period, as applicable.

25.4. The obligation to pay the Base Rent as hereinabove set forth shall be in addition to the obligation to pay all Additional Rent and other charges required by the terms and conditions of this Lease.

26. PROPERTY ACCESS AGREEMENT. Tenant acknowledges the existence of the Property Access Agreement between Landlord and Litton Systems, Inc., Airtron Division (“Litton”) dated November 10, 1997 (the “Access Agreement”) pursuant to which Litton and its representatives have access to the Premises for the purpose of collecting groundwater elevation measurements and groundwater quality samples. Landlord shall promptly provide Tenant with any notices or other documents received by Landlord from Litton or its representatives pursuant to the Access Agreement.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

FIRST INDUSTRIAL, L.P., a Delaware limited partnership
WITNESS:	By: First Industrial Realty Trust, Inc., a Maryland corporation, its general partner

/s/ Andrew R. Scherer	By:	/s/ Hayden Tiger
Vice President, Manufacturing	Its:	Regional Director

TENANT:
DENDREON CORPORATION, a Delaware corporation
	By:	/s/ Mitchell H. Gold, M.D.
	Its:	President and Chief Executive Officer

Landlord’s Addresses for Notices:	Tenant’s Addresses for Notices:
First Industrial Realty Trust 311 South Wacker Drive, Suite 4000 Chicago, Illinois 60606 Attn: Executive Vice President-Operations	Dendreon Corporation 220 Hanover Avenue Hanover Township, New Jersey 07054 Attn:

With a copy to:	With a copy to:
First Industrial Realty Trust, Inc. 43 US Highway 46 East, Suite 701 P.O. Box 600 Pine Brook, New Jersey 07058 Attn: Hayden Tiger, Regional Director	Dendreon Corporation 3005 First Avenue Seattle, Washington 98121 Attn: General Counsel

With a copy to
Epstein, Fitzsimmons, Brown, Gioia, Jacobs & Sprouls, PC 245 Green Village Road Chatham Township, New Jersey 07928 Attn: Robert K. Brown, Esq.

EXHIBIT A

Premises

[Omitted from Filing]

LEASE EXHIBIT B

TENANT OPERATIONS INQUIRY FORM

[Omitted from Filing]

LEASE EXHIBIT C

LANDLORD’S WORK

It is expressly understood and agreed that the Premises shall be delivered to Tenant in their current, “as is” condition, vacant, “broom clean” and free of rights of tenants or other occupants, without Landlord having any obligation to perform any work or install any improvements therein. Tenant shall be responsible to obtain any required certificate of occupancy so as to permit Tenant’s use and occupancy of the Premises.

Subsequent to the Commencement Date, it is understood and agreed that Tenant shall install extensive leasehold improvements within the Premise (the “Tenant’s Work”), at Tenant’s sole cost and expense, in accordance with the provisions of Section 11 hereof. Upon expiration or earlier termination of the Lease, Tenant shall be required to remove Tenant’s Work (but only to the extent then required by Landlord) and to restore the Premises to the condition which existed upon the Commencement Date of the Lease, as shown on the plan which is annexed hereto and made a part hereof as Exhibit “G”.

C-1

LEASE EXHIBIT D

CONFIRMATION OF COMMENCEMENT DATE

[Omitted from Filing]

LEASE EXHIBIT E

Broom Clean Condition and Repair Requirements

•	All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.

•	All truck doors and dock levelers should be serviced and placed in good operating order (including, but not limited to, overhead door springs, rollers, tracks and motorized door operator). This would include the necessary (a) replacement of any dented truck door panels, broken panels and cracked lumber, and (b) adjustment of door tension to insure proper operation. All door panels that are replaced shall be painted to match the building standard.

•	All structural steel columns in the warehouse and office should be inspected for damage, and must be repaired. Repairs of this nature shall be pre-approved by the Landlord prior to implementation.

•	HVAC system shall be in good working order, including the necessary replacement of any parts to return the unit to a well-maintained condition. This includes, but is not limited to, filters, thermostats, warehouse heaters and exhaust fans. Upon move-out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition of the HVAC system.

•	All holes in the sheet rock walls shall be repaired prior to move-out. All walls shall be clean.

•	The carpets and vinyl tiles shall be in a clean condition and shall not have any holes or chips in them. Flooring shall be free of excessive dust, dirt, grease, oil and stains.

E-1

Cracks in concrete and asphalt shall be acceptable as long as they are ordinary wear and tear, and are not the result of misuse.

•	Facilities shall be returned in a clean condition, including, but not limited to, the cleaning of the coffee bar, restroom areas, windows, and other portions of the Premises.

•	There shall be no protrusion of anchors from the warehouse floor and all holes shall be appropriately patched. If machinery/equipment is removed, the electrical lines shall be properly terminated at the nearest junction box.

•	All exterior windows with cracks or breakage shall be replaced. All windows shall be clean.

•	Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.

•	All mechanical and electrical systems shall be left in a safe condition that confirms to code. Bare wires and dangerous installations shall be corrected to Landlord’s reasonable satisfaction.

•	All plumbing fixtures shall be in good working order, including, but not limited to, the water heater. Faucets and toilets shall not leak.

•	All dock bumpers shall be left in place and well-secured.

•	Drop grid ceiling shall be free of excessive dust from lack of changing filters. No ceiling tiles may be missing or damaged.

•	All trash shall be removed from both inside and outside of the building.

•	All signs in front of building and on glass entry door and rear door shall be removed.

E-2

LEASE EXHIBIT G

RESTORATION PLAN

[Omitted from Filing]